                           SCHEDULE 14A INFORMATION
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

       Check the appropriate box:

   [_]  Preliminary Proxy Statement    [_]  Confidential, for Use of the Commission
                                          Only (as permitted by Rule 14a-6(e)(2))

   [X]  Definitive Proxy Statement

   [_]  Definitive Additional Materials

   [_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         MEDSTONE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

       Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

      (5) Total fee paid:

          ---------------------------------------------------------------------

   [_] Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

          ---------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

      (3) Filing Party:

          ---------------------------------------------------------------------

      (4) Date Filed:

          ---------------------------------------------------------------------

                         MEDSTONE INTERNATIONAL, INC.
                                 100 Columbia
                                   Suite 100
                         Aliso Viejo, California 92656

                                 -------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on June 28, 2002

To the Stockholders of
Medstone International, Inc.

     The 2002 Annual Meeting of Stockholders of Medstone International, Inc., a Delaware corporation (the "Company"), will be held at Specialty Surgery Center, 7250 Cathedral Rock, Las Vegas, Nevada, on June 28, 2002 at 2:00 p.m., local time (the "Meeting"), for the following purposes:

     1. To elect a board of five directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified;

     2. To ratify the appointment of Moss Adams LLP as independent auditors of the Company for the year ending December 31, 2002; and

     3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     Donald J. Regan, a director of the Company since 1995, has advised the Board that he will not stand for re-election at the Annual Meeting. We thank Mr. Regan for his service to the Company. In addition, the Board has appointed Jack Olshansky, a consultant and former President of the Company, to join the Board.

     THE FOREGOING ITEMS OF BUSINESS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

     The Board of Directors has fixed the close of business on May 17, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                          By order of the Board of Directors,

                                          /s/ Mark Selawski
                                          Mark Selawski, Secretary

Aliso Viejo, California
May 28, 2002

                         MEDSTONE INTERNATIONAL, INC.

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medstone International, Inc., a Delaware corporation (the "Company"), for use at the Company's 2002 Annual Meeting of Stockholders to be held on June 28, 2002, at 2:00 p.m., local time (the "Meeting"), and at any and all adjournments and postponements of the Meeting. This Proxy Statement and the accompanying form of proxy are expected to be first mailed to stockholders on or about May 28, 2002.

PURPOSES OF THE ANNUAL MEETING

     The purposes of the Annual Meeting are: 1) to elect a board of five directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified; 2) to ratify the appointment of Moss Adams LLP as independent auditors of the Company for the year ending December 31, 2002; and 3) to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Mark Selawski, Secretary) a written notice of revocation or a fully executed proxy bearing a later date or by attending the Meeting and voting in person.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on May 17, 2002 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the Record Date, 3,920,020 shares of the Company's Common Stock were issued and outstanding (after deducting 1,822,650 shares held in Treasury).

SOLICITATION

     The costs of soliciting proxies will be paid by the Company. Proxies may also be solicited in person or by telephone, telegraph or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company may reimburse brokers or other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners.

QUORUM AND VOTING

     The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournment thereof. Each stockholder is entitled to one vote for each share of Common Stock on any matter that may be presented for consideration and action by the stockholders at the Meeting.
     Unless otherwise directed by the stockholder on the proxy card, the persons named as proxies will vote the shares represented by each proxy FOR the nominees to be directors named herein and FOR the ratification of the appointment of Moss Adams LLP as the Company's independent auditors.

     Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of votes present and entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against Proposal 2.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as present or entitled to vote for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2003 Annual Meeting of Stockholders must be received by the Company no later than January 28, 2003 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Any such proposal received after April 13, 2003 will be considered untimely for purposes of the 2003 Annual Meeting and proxies delivered for the 2003 Annual Meeting will confer discretionary authority to vote on any such matter.

                                PROPOSAL ONE -
                             ELECTION OF DIRECTORS

VOTING PROCEDURE

     The authorized number of the Company's directors is currently fixed at five. All five directors will be elected at the Meeting to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Provided a quorum is present at the Meeting, the five nominees receiving the greatest numbers of votes will be elected. Each share entitles its holder to vote for five nominees and to cast one vote for any nominee.

NOMINEES FOR ELECTION

     Management's nominees for election as directors at the Meeting are set forth in the table below. Each is presently a director of the Company. During 2002, Donald J. Regan, who had been a director since 1995, informed management that he will not stand for reelection. In February 2002, Jack Olshansky was added to the Board. Unless authority to vote for any directors is withheld in a proxy, it is intended that each proxy will be voted for such nominees. In the event that any of the nominees for directors before the Meeting become unavailable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.

         Nominee             Age Principal Occupation
         -------             --- --------------------
         David V. Radlinski  57  Chairman of the Board and
                                 Chief Executive Officer of the Company

         Frank R. Pope       52  Executive Managing Director
                                 The Global Financial Group

         Michael C. Tibbitts 54  Health Care Industry Consultant

         David A. Reed       69  Consultant
                                 DAR Consulting Group

         Jack Olshansky      73  Consultant

     Mr. Radlinski has been the Chairman of the Board and Chief Executive Officer of the Company since September 1995. He had been the President of the Company's subsidiary, Medstone International, Inc., and Chief Financial Officer and Secretary of the Company from January 1991 to September 1995. From July 1987 to January 1991, he was the Company's Executive Vice President of Finance, Chief Financial Officer and Secretary. From 1984 to 1987, he was Vice President of Finance and Chief Financial Officer of Printronix, Inc., a publicly-owned company which manufactured computer printers.

     Mr. Pope has been the Executive Managing Director of The Global Financial Group, a private fund management firm, since April 2000. He is also Managing Director of Verdigris Capital, a private investment firm. From April 1981 to October 1996, Mr. Pope was a General Partner with Technology Funding, a venture capital investment firm. He was also the Executive Vice President, Chief Financial Officer and a director of Technology Funding Inc. Mr. Pope is also a director of Thermatrix, Inc., a private chemical processor company, a director of Breadcrumbs.com, Inc., a private developer of a new internet search engine, and a director and officer of Advanced BioCatalytics Corp., a private biotech company. Mr. Pope is a C.P.A. and a member of the California Bar. He has been a director of the Company since January 1991.

     Mr. Tibbitts is currently a consultant to the health care industry involved with manufacturers, distributors and software development. From January 2000 to June 2001, he was Executive Vice President of Quality System Solutions, a medical software company. From May 1991 to May 1999, he was Vice President of Gulf South Medical Supply, Inc., a medical supply distributor. Prior to joining that corporation, he was employed for 19 years by Johnson & Johnson in two divisions: Sterile Design (which manufactured and marketed kit packages) and Surgikos (which manufactured and marketed surgical supplies). He has been a director of the Company since May 1996.

     Mr. Reed provides consulting services to the health care industry through DAR Consulting Group. He was formerly president and chief executive officer of St. Joseph Health System in Orange, California. He was also formerly the Board Chairman of Mission Hospital Regional Medical Center in Mission Viejo, California. He serves as a Board Chairman of PacifiCare Health Systems, a publicly traded health care company. He has been a director of the Company since July 1999.

     Mr. Olshansky, appointed to the Board in February 2002, recently retired from Montgomery Medical Ventures, a venture capital fund dedicated to emerging companies in the medical field. Mr. Olshansky spent over 15 years developing and financing over 50 companies during his tenure at Montgomery Medical Ventures, which invested in the Company. In conjunction with his association with Montgomery Medical Ventures, Mr. Olshansky served on the Company's Board of Directors from 1985 to 1991 and served as the Company's Interim President from November 1989 to June 1990. He currently serves on the Board of Directors of Northfield Laboratories, Inc., a publicly-held corporation engaged in developing blood substitute products, and of 3 other private companies in the medical field. From 1953 to 1983, Mr. Olshansky was involved with Baxter Travenol Laboratories, the Inspiron division of C.R. Bard and Cutter's Medical Division, where he held various executive management positions.

COMMITTEES AND MEETINGS

     The Audit Committee of the Board of Directors currently consists of Messrs. Reed, Olshansky and Pope. Each of the members of the Audit Committee is independent as defined in the rules of the National Association of Securities Dealers, Inc. for purposes of the listing requirements for NASDAQ issuers. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for the Company's audited financial statements and financial reporting processes. The charter of the Audit Committee, adopted by the Board of Directors in 2001, was included as Appendix A in the Company's 2001 proxy statement In addition, the Report of the Audit Committee is set forth below.

     The Compensation Committee currently consists of Messrs. Reed and Tibbitts. The Compensation Committee reviews salaries and other compensation of officers and employees of the Company and furnishes recommendations for compensation adjustments to the Board of Directors.

     The Stock Option Committee currently consists of Messrs. Olshansky and Tibbitts. The Stock Option Committee administers the Company's employee stock incentive plans.

     The Board of Directors has not established a standing nominating committee or other committee performing similar functions.

     During the Company's fiscal year ended December 31, 2001, there were 4 meetings of the Board of Directors, 2 Stock Option Committee meetings, 3 Audit Committee meetings and 1 Compensation Committee meeting. Messrs. Radlinski, Pope, Tibbitts, Regan and Reed attended 100% of these meetings applicable to them, except that Mr. Tibbitts was not present at one Audit Committee meeting.

COMPENSATION OF DIRECTORS

     The Company currently compensates its outside directors, Messrs. Tibbitts, Pope, Reed and Olshansky, a $10,000 annual retainer, paid quarterly, and $1,000 per Board meeting for their services, and reimburses all directors for expenses incurred by them in connection with the Company's business.

     Under the Nonemployee Director Stock Option Plan which expired in June 1999, each new nonemployee director was automatically granted an option to purchase up to 5,000 shares as of the effective date of his or her first appointment to the Board or first election to the Board by the shareholders, whichever was earlier. Each such option became exercisable with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which the optionee remained on the Company's Board. The exercise price of each option equaled the fair market value of the underlying Common Stock on the date the option was granted. Each option expired six years after its grant. All options granted under the plan have been exercised or expired, except that Mr. Tibbitts' option to purchase 5,000 shares, granted in May 1996, remains outstanding. The exercise price of that option was repriced to $6.375 in August 1998.

     Messrs. Pope, Regan and Tibbitts were granted options under the Company's 1997 Stock Incentive Plan, on August 13, 1998 and June 24, 1999, for 4,000 shares each at an exercise price of $6.375 and $7.375, respectively. These options are exercisable, after six months following their grant dates, in incremental amounts equal to 1/36 of the underlying shares for each elapsed calendar month during which the director remains on the Company's Board. The terms of the options are four years.

     Upon his becoming a director in July 1999, Mr. Reed was granted an option under the 1997 Stock Incentive Plan to purchase up to 5,000 shares of Common Stock at an exercise price of $6.56 per share. Upon his becoming a director in February 2002, Mr. Olshansky was granted an option under the 1997 Stock Incentive Plan to purchase up to 5,000 shares of Common Stock at an exercise price of $4.50 per share. Each such option becomes exercisable, after six months following its grant date, with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which the grantee remains on the Company's Board. The option terms are six years.

     Each such outstanding option held by a nonemployee director is not transferable during the grantee's lifetime and has to be exercised within 90 days after the grantee ceased to be a member of the Board for any reason, or in the case of the grantee's death may be exercised within one year following his death, and will then be exercisable only to the extent it is exercisable on the date the grantee leaves the Board. Subject to certain exceptions set forth in the applicable plan or agreement provisions, the exercisability of such options will be accelerated, and the options will thereafter terminate, if there is a reorganization, merger or consolidation as a result of which the Company is not the surviving corporation or the Company's outstanding shares are changed into or exchanged for cash, property or securities not of the Company's issue, or if there is a sale of all or substantially all of the Company's assets. Such acceleration will not apply if appropriate provisions are made in such a transaction for the assumption of such options by, or the substitution of new options for such options covering the stock of, the surviving, successor or purchasing entity or its affiliate. In addition, acceleration of the option exercises occurs in the event of certain events specified in the plans or agreements, including certain changes in control based on altered makeup of the Company's Board or stockholders and the market price of the Company's Common Stock reaching specified levels.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

     The nominees receiving the highest number of affirmative votes of the shares entitled to be voted, up to the number of directors to be elected, shall be elected as directors. Votes withheld will be counted for purposes of determining the presence of a quorum for the transaction of business at the Meeting, but will have no other effect upon the election of directors.

      THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

                                PROPOSAL TWO -
                        RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT AUDITORS

     The Board of Directors has selected Moss Adams LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2002, and recommends that the stockholders vote for the ratification of such appointment. In the event such ratification is not approved by the holders of a majority of the shares represented either in person or by proxy, the Board of Directors will reconsider its selection. Representatives of Moss Adams LLP are expected to be available via telephone at the Annual Meeting of Stockholders and will have the opportunity to make statements if they so desire. The representatives also are expected to respond to appropriate questions from stockholders.

     On November 30, 2001, the Company engaged Moss Adams LLP to audit the Company's financial statements for fiscal year 2001, and dismissed the Company's prior auditors, Ernst & Young LLP, which had audited the Company's financial statements since 1987. Such engagement of Moss Adams LLP and dismissal of Ernst & Young LLP were both approved by the Company's Audit Committee and Board of Directors.

     For the fiscal period ended 2001, Moss Adams LLP's report on the Company's financial statements did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal period ended 2000, Ernst & Young LLP's report on the Company's financial statements did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the periods of fiscal years 2000 and 2001 when Ernst & Young LLP served as the Company's independent auditors, the Company did not have any disagreements with them on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure In addition, during that time period, there was no reportable event as defined in Item 304(a) of Regulation S-K of the Securities and Exchange Commission.

AUDIT FEES

     Fees paid to Moss Adams LLP for professional services rendered for the audit of the Company's 2001 financial statements totaled $100,968. Fees paid to Ernst & Young LLP for its reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2001 totaled $27,950. Fees paid to Moss Adams LLP during 2001 for preparation of corporate tax returns and other various tax matters totaled $52,957. The Company's Audit Committee has concluded that the provision of such tax-related services is compatible with maintaining the independence of Moss Adams LP in the conduct of its auditing functions.

      THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                              SECURITY OWNERSHIP

     The following table sets forth the number of shares of the Company's Common Stock known to the Company to be beneficially owned as of March 4, 2002 by each person who owns beneficially more than 5 percent of the outstanding shares of Common Stock, by each of the present directors, by each of the executive officers named in the Executive Compensation table in Item 11 and by all executive officers and directors of the Company as a group, and the percentage of the total outstanding shares of Common Stock such shares represented as of March 4, 2002.

                                            Number of Shares
                                              Beneficially    Percentage of
     Name and Address of Beneficial Owner      Owned/(1)/       Ownership
     ------------------------------------      ----------       ---------
     FMR Corp.                                  561,200           14.1%
          82 Devonshire Street
          Boston, MA 02109
     Hathaway & Associates, Ltd.                399,000           10.0%
          119 Rowayton Avenue
          Rowayton, CT 06853
     Dimensional Fund Advisors, Inc.            364,700            9.2%
          1299 Ocean Ave., 11th Floor
          Santa Monica, CA 90401
     David V. Radlinski/(2)(3)/                 290,881/(4)/       7.0%
          100 Columbia, Suite 100
          Aliso Viejo, CA 92656
     Lloyd I. Miller III                        289,060/(5)/       7.3%
          4550 Gordon Drive
          Naples, FL 34102
     Eva Novotny/(3)/                            65,133/(6)/       1.6%
          100 Columbia, Suite 100
          Aliso Viejo, CA 92656
     Mark Selawski/(3)/                          62,847/(7)/       1.6%
          100 Columbia, Suite 100
          Aliso Viejo, CA 92656
     Donald J. Regan/(2)/                        14,378/(8)/      /(11)/
          462 Stevens Avenue, Suite 308
          Solana Beach, CA 92075
     Michael C. Tibbitts/(2)/                     9,778/(8)/      /(11)/
          27001 La Paz Road, Suite 448B
          Mission Viejo, CA 92691
     Frank R. Pope/(2)/                           9,778/(8)/      /(11)/
          3460 Baker St.
          San Francisco, CA 94123
     David A. Reed/(2)/                           2,750/(9)/      /(11)/
          24681 La Plaza, Suite 240
          Dana Point, CA 92629
     Jack Olshansky/(2)/                            347/(10)/     /(11)/
          78305 Sunrise Canyon Avenue
          Palm Desert, CA 92211
     All executive officers and directors       454,142           10.5%
          As a group (8 persons) /(12)/

--------
(1) All such shares were held of record with sole voting and investment power, subject to applicable community property laws, by the named individual and/or by his wife, except as indicated in the following footnotes.
(2) Director of the Company.
(3) Executive officer of the Company.
(4) Includes 208,333 shares issuable upon exercise of presently outstanding stock options.
(5) Includes 84,110 shares in which Mr. Miller shares voting and dispositive power as adviser to the trustee of certain family trusts.
(6) Includes 64,333 shares issuable upon exercise of presently outstanding stock options.

(7) Includes 58,667 shares issuable upon exercise of presently outstanding stock options.
(8) Includes 7,778 shares issuable upon exercise of presently outstanding stock options.
(9) Includes 2,750 shares issuable upon exercise of presently outstanding stock options.
(10) Includes 167 shares issuable upon exercise of presently outstanding stock options.
(11) Percentage information is omitted because the beneficially owned shares represent less than 1% of the outstanding shares of the Company's Common Stock
(12) Includes 357,584 shares issuable upon exercise of presently outstanding stock options.

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

   The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's other executive officers.

                         SUMMARY OF COMPENSATION TABLE

                                                                  ------------------------------
                                                                     Long Term Compensation
                                      ----------------------------------------------------------
                                         Annual Compensation             Awards         Payouts
------------------------------------------------------------------------------------------------------------
                                                                  Restricted Securities
                                                     Other Annual   Stock    Underlying  LTIP    All Other
           Name and            Fiscal Salary   Bonus Compensation  Award(s)   Options   Payouts Compensation
      Principal Position        Year  (S)/(1)/  ($)      ($)         ($)      (#)/(2)/    ($)       ($)
------------------------------------------------------------------------------------------------------------
David V. Radlinski              2001  250,000    500    2,426         --      150,000     --         --
 Chairman of the Board          2000  250,000     --    2,224         --           --     --         --
 and Chief Executive Officer    1999  250,000     --    2,426         --           --     --         --
------------------------------------------------------------------------------------------------------------
Mark Selawski                   2001  113,860    500       --         --       20,000     --         --
 Chief Financial Officer, Vice  2000  101,667  5,500       --         --           --     --         --
 President of Finance and       1999  105,625    500       --         --           --     --         --
 Secretary
------------------------------------------------------------------------------------------------------------
Eva Novotny                     2001  120,000    500       --         --       20,000     --         --
 Executive Vice President of    2000  120,000  5,500       --         --           --     --         --
 Sales and Marketing            1999  120,000    500       --         --           --     --         --
------------------------------------------------------------------------------------------------------------

-----------------------
(1) In addition to the cash compensation shown in the table, executive officers of the Company may receive indirect compensation in the form of perquisites and other personal benefits. For each of the named executive officers, the amount of this indirect compensation in 2001, 2000 and 1999 did not exceed the lesser of $50,000 or 10% of the executive officer's total salary and bonus for that year.
(2) Options to acquire shares of Common Stock granted or repriced.

Employment Agreements

     Mr. Radlinski - On August 13, 1998, the Company entered into an employment agreement with Mr. Radlinski to assure his continued service to the Company. The agreement runs for a term of five years, expiring on August 13, 2003. The agreement provides for a base salary of not less than $250,000 per year, subject to adjustments as authorized by the Board of Directors.

     Mr. Radlinski is also eligible for bonuses based on performance of the Company's Common Stock. The Common Stock's closing price must attain and remain at or above various levels, ranging from $11 to $21, for a period of 90 consecutive days. If these breakpoint prices are achieved within a set number of months, the longest which is 48 months, from the commencement of the contract, a cash bonus will be paid following the achievement period. Each breakpoint bonus can be earned separately if achieved within the stated achievement period, but each bonus can only be awarded once.

     Concurrent with the commencement of this agreement, the exercise prices of Mr. Radlinski's existing stock options to purchase up to 350,000 shares of the Company's Common Stock from $7.13 to $10.63 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Such option agreements were amended to provide that they shall become fully exercisable, regardless of any otherwise applicable vesting requirements, (i) concurrently with any termination of Mr. Radlinski's employment by the Company without "Good Cause" (as defined), or (ii) if there is an acquisition of substantially all of the Company's assets or business while he is still employed by the Company and he does not immediately enter into an employment agreement with a buying or surviving party in the transaction (a "change in control").

     If he had been terminated without "Good Cause" or a change of control occurred within the first three years of the agreement, a severance payment of five times his then current base salary would have been due and payable. If he is terminated without "Good Cause" or such a change of control occurs within the fourth year of the agreement, a severance payment of four times his then current base salary will be due and payable. If he is terminated without "Good Cause" or a change of control occurs within the fifth year of the agreement, a severance payment of three times his then current base salary will be due and payable.

     In addition to the preceding paragraph, if Mr. Radlinski had been terminated without Good Cause in the first three years of this agreement, he would have become a consultant to the Company for a period of five years following termination at a monthly compensation of $16,500 per month. If he is terminated without Good Cause in the fourth year of this agreement, he will become a consultant to the Company for a period of four years following termination at the same monthly compensation. If he is terminated without Good Cause in the fifth year of this agreement, he will become a consultant to the Company for a period of three years following termination at the same monthly compensation. The Company, during the consulting contract, shall provide term life insurance equivalent to the unpaid amount of the consulting fees as established above, payable to the beneficiary of his designation.

     Mr. Selawski and Ms. Novotny - On August 13, 1998, the Company entered into employment agreements with both Mr. Selawski and Ms. Novotny to assure their continued service to the Company. The agreements ran for a term of three years and expired without renewal on August 13, 2001. The agreements provided for a base salary of not less than $100,000 per year for Mr. Selawski and $120,000 per year for Ms. Novotny, subject to adjustments as authorized by the Board of Directors.

     Concurrent with the commencement of these agreements, the exercise prices of Mr. Selawski's existing stock options to purchase up to 80,000 shares of the Company's Common Stock at from $7.13 to $9.68 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Ms. Novotny's existing stock options to purchase up to 70,000 shares of the Company's Common Stock at from $9.68 to $10.68 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Each such option agreement was amended to provide that it shall become fully exercisable, regardless of any otherwise applicable vesting requirements, (i) concurrently with any termination of the officer's employment by the Company without Good Cause, or (ii) if there is an acquisition of substantially all of the Company's assets or business while such officer is still employed by the Company and he or she does not immediately enter into an employment agreement with a buying or surviving party in the transaction. If the officer was terminated without "Good Cause" or such a change of control occurred within the term of the agreement, a severance payment of two times his or her then current base salary would have been due and payable.

STOCK OPTION GRANTS DURING 2001

     The following table provides information related to the stock options granted in 2001.

                                                                                     Potential Realizable
                                                                                     Value at Assumed
                                                                                     Annual Rates of
                                                                                       Stock Price
                                                                                     Appreciation for
                                 Individual Grants                                     Option Term
-----------------------------------------------------------------------------------  --------------------
                                            % of Total
                                         Employee Options
                    Shares Underlying       Granted or
                     Options Granted    Repriced in Fiscal Exercise Price Expiration
       Name        or Repriced (#)/(1)/        Year          ($/Share)       Date    5% ($)     10% ($)
       ----        -------------------  ------------------ -------------- ----------  -------   -------
David V. Radlinski        50,000                16%             4.85       6/20/07    82,450    186,725
                         100,000                33%             5.00       9/25/07   170,000    385,000
Mark Selawski             20,000                 7%             4.85       6/20/07    32,980     74,960
Eva Novotny               20,000                 7%             4.85       6/20/07    32,980     74,960

-----------------------
(1) Each such option was granted under the Company's 1997 Stock Incentive Plan and becomes exercisable, after six months following its grant date, with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which the grantee remains employed by the Company. The option terms are six years. Each such option is not transferable during the grantee's lifetime and has to be exercised within three months after the grantee ceases to be employed by the Company for any reason, or in the case of the grantee's death or total disability may be exercised within one year following his or her death or disability, and will then be exercisable only to the extent it is exercisable on the date the grantee ceases to be employed by the Company. Subject to certain exceptions set forth in the applicable agreement provisions, the exercisability of such options will be accelerated, and the options will thereafter terminate, if there is a reorganization, merger or consolidation as a result of which the Company is not the surviving corporation or the Company's outstanding shares are changed into or exchanged for cash, property or securities not of the Company's issue, or if there is a sale of all or substantially all of the Company's assets. Such acceleration will not apply if appropriate provisions are made in such a transaction for the assumption of such options by, or the substitution of new options for such options covering the stock of, the surviving, successor or purchasing entity or its affiliate. In addition, acceleration of the option exercises occurs in the event of certain events specified in the plans or agreements, including the market price of the Company's Common Stock reaching specified levels.

STOCK OPTIONS HELD

     The following table provides information related to options exercised during 2001 and options held by the named executive officers at December 31, 2001.

                                              Number of Securities      Value of Unexercised
                                             Underlying Unexercised    In-the-Money Options at
                                    Value     Options at FY-End (#)         FY-End ($)(2)
                   Shares Acquired Realized ------------------------- -------------------------
       Name        on Exercise (#) ($)/(1)/ Exercisable Unexercisable Exercisable Unexercisable
       ----        --------------- -------- ----------- ------------- ----------- -------------
David V. Radlinski       --           --      191,667      158,333        --           --
Mark Selawski            --           --       55,000       25,000        --           --
Eva Novotny              --           --       58,334       31,666        --           --

-----------------------
(1) The value is calculated based on the difference between the option exercise price and the market price for the Company's Common Stock on the exercise date, multiplied by the number of shares purchased. For this purpose, the surrender or withholding of shares to pay the exercise price is not taken into account.
(2) The closing price for the Company's Common Stock as reported by the National Association of Securities Dealers (NASD) on December 31, 2001 was $4.25. Value is calculated on the basis of the difference between the option exercise price and $4.25, multiplied by the number of shares of Common Stock underlying the option.

EQUITY COMPENSATION PLANS

     The following table provides information related to options issued and outstanding under its active equity compensation plans for all employees and directors at December 31, 2001.

                                                                                 (c) Number of securities
                           (a) Number of securities                              remaining available for
                           to be issued upon          (b) Weighted-average       future issuance under
                           exercise of outstanding    exercise price of          equity compensation plans
                           options, warrants and      outstanding options,       (excluding securities
      Plan category        rights                     warrants and rights        reflected in column (a)
      -------------        -------------------------  -------------------------  -------------------------
Equity compensation plans
approved by security
holders                                      956,984                       5.92               182,099/(1)/

Equity compensation plans
not approved by security
holders                                         None                       None                       None

Total                                        956,984                       5.92                    182,099

--------
(1) The Company's 1997 Equity Compensation Plan provides that the number of shares issuable under the plan is increased on each January 1 by a number equal to 1% of the total number of outstanding shares of the Company's Common Stock on that date.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

     The Company's Compensation Committee is composed of two nonemployee directors. The Committee's primary responsibility is to review and recommend to the Board executive officer compensation packages, including bonus programs and employee benefit plans. In addition, the Committee reviews management's proposed compensation packages for other officers and certain employees of the Company.

Compensation Philosophy

     The Committee's philosophy on executive officer compensation is to link executive pay with the Company's annual and long-term performance. The Committee firmly believes that it must establish compensation packages that are competitive with local and national medical device companies in order to attract, motivate and retain the highest caliber executives. In addition, the Committee aligns executive officer and shareholder interests by establishing compensation packages that create a direct link between compensation and shareholder return on investment.

Components of Executive Compensation

     The primary components of executive compensation are base salary and long-term equity incentives.

     Base Salary. The Committee's approach to base salary is to offer competitive salaries in comparison to other companies within the Company's industry, adjusted for the size of the Company, its stage of development and the level of responsibility, experience, performance and contribution of each executive officer to the Company's growth and profitability. The Committee annually reviews the executive officers' compensation packages and compares them to market compensation levels. The Committee may supplement this market information with input from experienced outside consultants to ensure that compensation levels are equitable and consistent with sound personnel practices.

     Long-Term Equity Incentives. Generally, the Company grants annual long-term equity incentives in the form of stock options to executive officers. The level of the annual stock awards is determined subjectively by the Committee and is based, in part, on the executive's contribution to the Company during the prior year, as well as the overall performance and growth of the Company.

     The stock options granted to executive officers typically vest over a period of 5 years, have a term of 6 years and are granted at fair market value. The vesting periods are designed to establish an executive's long-term affiliation with the Company and, by tying the exercise price to the Company's market valuation at the time the stock options are granted, to motivate executives to reach performance goals and increase shareholder value.

Chief Executive Officer Compensation

     To reward Mr. Radlinski for the Company's steady performance and in connection with the Company's consideration of acquisitions and other strategic alternatives aimed at more rapidly increasing shareholder value, during the third quarter of fiscal 1998 the Committee authorized a new compensation package for Mr. Radlinski. The new compensation package was specifically designed to reward Mr. Radlinski for optimizing the resources of the Company to promote increased rates of growth and to provide shareholders with tangible value. In designing the new compensation package, the Committee relied, in part, upon the advice of an outside consultant with considerable experience in the area of executive compensation.

     As described more fully under "Employment Agreements" above, Mr. Radlinski's compensation package provides for an annual base salary of not less than $250,000 and agreed severance payments. Mr. Radlinski is also eligible to receive performance-based cash bonuses that are tied directly to the performance of the Company's Common Stock. Finally, stock options to purchase an aggregate of 350,000 shares of the Company's Common Stock held by Mr. Radlinski with exercise prices from $7.13 to $10.63, including options to purchase 50,000 shares granted in 1998, were repriced as part of the general 1998 repricing of outstanding options to $6.375 per share, the fair market value of the Company's Common Stock on the date the new compensation arrangement was agreed to. Tying Mr. Radlinski's cash bonuses and option exercise prices directly to the performance of the Company's Common Stock was intended to create a strong "mutuality of interest" between Mr. Radlinski and the shareholders of the Company.

     In 2001, options of Mr. Radlinski to purchase up to 150,000 shares of the Company's Common stock expired unexercised. A new option to purchase 50,000 shares at $4.85 per share and a new option to purchase 100,000 shares at $5.00 were granted, as described under "Stock Option Grants During 2001" above. No other changes were made to Mr. Radlinski's compensation plan during 2001.

COMPENSATION COMMITTEE

David Reed
Michael C. Tibbitts

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The present members of the Compensation Committee are David Reed and Michael C. Tibbitts. During 2001, Donald J. Regan and Frank R. Pope served as the members of the Compensation Committee. No such individual is a current or former officer or employee of the Company or any of its subsidiaries. During 2001 there were no compensation committee interlocks between the Company and other entities involving Medstone executive officers serving as directors or members of compensation or similar committees of such other entities.

                     CERTAIN RELATIONSHIPS AND INVESTMENTS

CARDIAC SCIENCE, INC.

     During 1991, the Company was a party to the formation of Cardiac Science, Inc., for which the Company purchased 5,353,031 (pre-split) shares of common stock, for a cash payment of $.0016 per share. This purchase represented 77.3% of the outstanding stock. As of July 8, 1991, the Company distributed, as a dividend to its stockholders of record on that date, one share of Cardiac Science, Inc. stock for each share of Medstone stock held. The Company retained 629,768 (pre-split) shares of common stock of Cardiac Science, Inc.

     From 1991 through 1996, the Company performed various financings for Cardiac Science and received warrants to purchase Cardiac Science common stock. Due to exercise of warrants, common stock issued in lieu of interest and unsecured advances, the Company received 5,619,054 (pre-split) shares of Cardiac Science.

     In April 1997, Cardiac Science effectuated a 1 for 11.42857142 reverse stock split, reducing the Company's holdings to 546,772 shares.

     Since mid-1999, the Company has been actively selling its position in Cardiac Science, selling 55,105 shares for a gain of approximately $244,000 in 1999, selling 304,667 shares for a gain of approximately $1,855,000 in 2000, and selling 187,000 shares for a gain of approximately $628,000 in 2001. The Company no longer holds any shares of Cardiac Science common stock.

     Also during 1999, the Company, which held unexpired warrants to purchase 87,500 shares at $.011 each, sold these warrants for a cash price of $3.00 per share, resulting in a gain of approximately $262,000.

DIGITAL IMAGING SYSTEMS, INC.

     In 1998, the Company entered into a supply agreement with Digital Imaging Systems, Inc. ("DIS") for components integral in the Company's STS-T(C) lithotripter system. The Company purchased $300,000, or 300,000 shares, of DIS preferred stock, which represented a 14% ownership interest. DIS commenced shipments of the components to the Company as of January 1999. In 1999, the Company recorded an investment writedown of $300,000 for impairment as a result of its review of the realizable value of its investment in DIS shares. Since early 2001, the Company no longer purchases equipment from DIS and, since August 2001, DIS has ceased operations while it seeks additional funding and revenue sources.

K. BIOTECH

     In 1998, the Company was made aware of an opportunity to invest in a developmental biotech drug company catering to the members of the International Centre for Genetic Engineering and Biotechnology ("ICGEB"), a United Nations sponsored institute. k. Biotech purchased license agreements for formulas, developed by the ICGEB, for commercialization purposes in the Indian sub-continent as its primary market. The Company purchased $325,000 of preferred stock to assist k. Biotech in establishing itself as a viable business entity. As of September 2001, the Company had recognized $45,338 as its share of the losses of k.Biotech, and had reserved the remaining $279,662 investment as k.Biotech seeks additional funds to continue the next stage of its business plan. One of the Company's directors, Frank R. Pope, is an investor in k.Biotech.

MEDICREDIT.COM, INC.

     In April 2000, the Company purchased common stock representing a 46% interest in Medicredit.com, Inc. ("Medicredit") for $1 million in cash. Medicredit, a California-based company, funds and service loans to physicians to finance elective surgeries in the cosmetic and cash paying sector of healthcare. Mssrs. Radlinski and Selawski serve on the Medicredit Board of Directors. Along with the cash investment in Medicredit, the Company also agreed to a subordinated line of credit of up to $2 million at the prime interest rate. Based on the Company's review of the current cash flow and equity balance of Medicredit as of December 31, 2001, it was determined that a reserve of the entire stock investment balance of $953,011 should be recorded against the investment carrying value and a reserve of the entire loan balance of $2 million should be recorded against the subordinated debt value. As of March 4, 2002, the Company's 46% ownership interest and credit line are both fully reserved, reducing the carrying value of each to $0.

     The Company also records its share of Medicredit's profits and losses in equity loss from unconsolidated subsidiaries in the Company's Consolidated Financial Statements.

ARCOMA AB

     In September 2001 the Company purchased common stock representing a 25% interest in Arcoma AB ("Arcoma") for $1 million in cash. Arcoma, based in Vaxjo, Sweden, is a designer and manufacturer of medical imaging tables/devices. Arcoma is a supplier of several types of tables that the Company currently markets, including the UroPro 2000 table introduced in 2000. The Company will continue to expand its distribution of Arcoma-designed devices in the United States in future years. The investment in Arcoma is accounted for under the equity method. The investment, net of the company's share of net losses for the period from September 1, 2001 through December 31, 2001 of $91,000, is included in Investment in unconsolidated subsidiaries in the Company's Consolidated Financial Statements.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company is not aware of any director, officer or 10% shareholder who during 1999 failed to file on a timely basis any report regarding the Company's securities required by Section 16(a) of the Securities Exchange Act of 1934.

                         REPORT OF THE AUDIT COMMITTEE

     Our Committee has reviewed and discussed with the management of the Company the audited consolidated financial statements of the Company as of December 31, 2000 and 2001 and for each of the three years in the period ended on December 31, 2001 (the "Audited Financial Statements"). Management has primary responsibility for the Company's financial statements, internal controls and financial reporting process. The Company's independent auditing firm, Moss Adams LLP, is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

     The Committee has discussed with the auditing firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also has received from the auditing firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees) and has discussed with the auditing firm its independence from the Company.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     This Report does not constitute soliciting material and shall not be deemed filed as part of or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this Report be treated as soliciting material or specifically incorporates this Report by reference therein.

     AUDIT COMMITTEE

     Frank R. Pope
     Jack Olshansky
     David Reed

                               PERFORMANCE GRAPH

               Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                         Medstone International, Inc.

                                    [CHART]

                 MEDSTONE          NASDAQ STOCK MARKET       SELF-DETERMINED
            INTERNATIONAL, INC.      (US Companies)            PEER GROUP

12/31/96        100.00                  100.00                  100.00
12/31/97        140.70                  122.50                   96.40
12/31/98         89.00                  172.70                   56.10
12/31/99          4.40                  320.90                   91.50
12/29/2000       79.70                  193.00                   54.80
12/31/2002       57.60                  153.10                   52.80


Company Index: MEDSTONE INTERNATIONAL, INC. (Fiscal Year-end 12/31/01)
Market Index:  NASDAQ Stock Market (US Companies)
Peer Index:    Companies in the Self-Determined Peer Group: Candela Corp., Prime Medical
               Services, Inc., MAII Holdings, Inc., Trimedyne, Inc. and Healthtronics Surgical
               Services, Inc.

Total Returns Index for:           12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
------------------------           -------- -------- -------- -------- -------- --------
MEDSTONE INTERNATIONAL, INC.          100.0    140.7     89.0     64.4     79.7     57.6
NASDAQ Stock Market (US Companies)    100.0    122.5    172.7    320.9    193.0    153.1
Self-Determined Peer Group            100.0     96.4     56.1     91.5     54.8     52.8

-----------------------
NOTES:   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
         B. The indexes are reweighed daily, using the market capitalization on the previous trading day.
         C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
         D. The index level for all series was set to $100.00 on 12/31/96.

                                 OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

                                 ANNUAL REPORT

     The Company's 2001 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY, MR. MARK SELAWSKI, AT MEDSTONE INTERNATIONAL, INC., 100 COLUMBIA, SUITE 100, ALISO VIEJO, CALIFORNIA 92656.

                                          FOR THE BOARD OF DIRECTORS,

                                          /s/ Mark Selawski

                                          Mark Selawski, Secretary

Aliso Viejo, California
May 28, 2002

     STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY
                   MEDSTONE INTERNATIONAL, INC. - PROXY CARD
                            100 Columbia, Bldg. 100
                             Aliso Viejo, CA 92656

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints David V. Radlinski and Mark Selawski, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Medstone International, Inc. held of record by the undersigned on May 17, 2002 at the Annual Meeting of Stockholders to be held on June 28, 2002, and at any adjournments thereof.
                       DIRECTORS RECOMMEND A VOTE "FOR"

1.  Election of Directors
    [_]  FOR                                                                         [_] WITHHOLD AUTHORITY
       all nominees listed below (except as marked to the contrary below)               to vote for all nominees listed below
       (Instructions:  To withhold authority to vote for any individual nominee, line through or otherwise strike out the nominee's name below)
                     David V. Radlinski, Frank R. Pope, Jack Olshansky, David A. Reed and Michael Tibbitts

    -------------------------------------------------------------------------
2.  Ratification of the appointment of Moss Adams LLP as independent auditors of the Company for the year ending
    December 31, 2002.
                                [_] FOR                [_]  AGAINST                 [_]  ABSTAIN
3.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with applicable rules.

                    (IMPORTANT--PLEASE SIGN ON OTHER SIDE)


                          (Continued from other side)
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

                                                     DATED:______________, 2002

                                                     __________________________
                                                             Signature

                                                     __________________________
                                                             Signature
                                                     Please sign exactly as
                                                     name appears hereon. When
                                                     shares are held by joint
                                                     tenants, both should sign.
                                                     When signing as attorney,
                                                     executor, administrator,
                                                     trustee or guardian,
                                                     please give full title as
                                                     such. If a corporation,
                                                     please sign in full
                                                     corporate name by
                                                     President or other company
                                                     authorized officer. If a
                                                     partnership or limited
                                                     liability company, please
                                                     sign in partnership or
                                                     company name by authorized
                                                     person.
                                                     [_] I PLAN TO ATTEND THE
                                                     MEETING
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.